EXHIBIT 10.3

AMENDMENT NO. 1 TO
WARRANT NO. 2004-2 TO PURCHASE
200,000 SHARES OF COMMON STOCK,
PAR VALUE $0.01 PER SHARE

This Amendment No. 1, dated December 23, 2004 amends that certain Warrant No. 2004-2 dated November 10, 2004 to purchase 200,000 shares of Common Stock, par value $0.01 per share, of BioSphere Medical, Inc., registered in the name of Sepracor Inc. (the “Warrant”).  Terms that are capitalized herein but not defined shall have the meanings ascribed to them in the Warrant.

For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and acting in accordance with Section 9 of the Warrant, the undersigned Company and Holder hereby agree as follows:

1.                                       The Warrant is hereby amended such that a new legend is hereby added to the cover page thereof which reads as follows:

“THIS WARRANT IS SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN RESTRICTED COVENANTS AGREEMENT (THE “AGREEMENT”) DATED DECEMBER 23, 2004 BY AND BETWEEN BIOSPHERE MEDICAL, INC. (THE “COMPANY”) AND EACH OF THE OTHER PARTIES THERETO.  COPIES OF THE AGREEMENT MAY BE OBTAINED BY WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

2.                                       A new Section 1(d) is hereby added to the Warrant which reads as follows:

“(d)  Limitation on Exercise.  Notwithstanding anything in this Warrant to the contrary, including without limitation any provisions of this Section 1, a Holder shall not be entitled to exercise this Warrant (i) to the extent that such exercise, when aggregated with any shares of Common Stock theretofore and simultaneously therewith issued to the Holder upon conversion by the Holder of shares of the Company’s Series A Preferred Stock, $.01 par value, would result in a change of control (within the meaning of Nasdaq Marketplace Rule 4350(i)(1)(B)), or (ii) to the extent that such exercise, when aggregated with any shares of Common Stock theretofore or simultaneously therewith issued to the Holder upon conversion of shares of the Company’s Series A Preferred Stock, $.01 par value,  would result in the issuance of more than 19.9% of the Company’s Common Stock outstanding as of November 10, 2004, for purposes of Nasdaq Marketplace Rule 4350(i)(1)(D).”

3.                                       The first sentence of Section 16 of the Warrant is hereby deleted in its entirety and a new first sentence of Section 16 is hereby added in lieu thereof which reads as follows:

“Section 16.  Assignment.  Subject to the terms hereof and compliance with applicable federal and state securities laws, this Warrant may be transferred by the Holder with respect to any or all of the Warrant Shares then purchasable hereunder; provided however, that notwithstanding anything herein to the contrary, so long as that certain Restricted Covenants Agreement dated December 23, 2004 by and between the Company and the other parties thereto (the “Agreement”) remains in effect, this Warrant may be transferred by the Holder only if the designated transferee agrees in writing, as a condition to such transfer, to be bound by all of the terms and conditions of such Agreement.”

4.                                       Except as expressly set forth herein, the Warrant and all of the terms and conditions set forth therein shall remain in full force and effect and such Warrant is hereby ratified and confirmed.

BIOSPHERE MEDICAL, INC.

		By:	/s/ Martin J. Joyce
Name: Martin Joyce
Title: Vice President and Chief Financial Officer

Agreed and acknowledged as of the date set forth above

Sepracor Inc.
Name of Holder

By:	/s/ Timothy J. Barberich

Name: Timothy J. Barberich

Title: Chairman and Chief Executive Officer